Exhibit 10.1

SNW JB Properties	July 8, 2014
P.O. Box 1130
Borger, TX 79008-1130

Att: Bart Boren, Partner

Dear Mr. Boren:

This is to confirm that we are entering into a Second Amendment to a Master Lease with Simon Property Group LP. Pursuant to the Second Amendment, Simon is requiring us to post a one-year letter of credit or letters of credit totaling $2,700,000. It is anticipated that you will post a letter of credit for $1,350,000 and that Thomas Arnost has agreed to post an additional letter of credit for $1,350,000. The Board of Directors has approved and you have agreed to post a $1,350,000 letter of credit and in consideration the Board has approved the following compensation to be paid to you and to Mr. Arnost:

1.	Each person or entity shall receive interest of 8% per annum payable quarterly in arrears in cash or restricted Common Stock based upon the average closing sale price of the corporation’s Common Stock on the OTCQB for the 20 preceding days prior to the interest payment date. (Note: Interest shall be paid in restricted Common Stock unless directed otherwise by SNW JB Properties.);

2.	Each person or entity shall have the right to assign the underlying benefit of the letter of credit to the Corporation in whole, but not in part at a conversion price of $1.00 per share;

3.	Each person or entity shall receive options to purchase 125,000 shares of Common Stock quarterly in advance of each date that the letter of credit is outstanding, it being understood that the first grant date shall be on the execution date of the Second Amendment. Each option granted shall have a term of five years, exercisable from the date of issuance with an exercise price equal to the average of the closing sales price of the Corporation’s Common Stock on the OTCQB for the 20 preceding days.

It is understood and agreed upon that your letter of credit will be backed by the availability to draw down upon the Aspire Capital line of credit, in the event that Simon Property draws down on your line of credit, to make you whole.

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean L. Julia
Dean L. Julia, Co-CEO

Agreed to and accepted by:

SNW JB Properties

/s/ Bart Boren, Partner